Exhibit 10.16

EXECUTIVE EMPLOYMENT AGREEMENT

        THIS EXECUTIVE EMPLOYMENT AGREEMENT ("Agreement") is made and entered into as of the 11th day of May, 2006, by and between HSW International, Inc., a Delaware corporation ("Employer"), and Robert C. Bicksler ("Executive").

W I T N E S E T H:

        WHEREAS, both Employer and Executive desire for Executive to enter into an executive employment relationship with Employer; and

        WHEREAS, both Employer and Executive have read and understand the terms and provisions set forth in this Agreement and have been afforded a reasonable opportunity to review this Agreement with their respective advisors and legal counsel;

        NOW, THEREFORE, in consideration of the mutual promises of each, and other good and valuable consideration, the parties hereby covenant and agree as follows:

        1.     SERVICES AND DUTIES.

          (a)    Positions.    Executive shall serve as an Executive Vice President and Chief Financial Officer/Chief Operating Officer of Employer. Executive shall perform all duties consistent with these positions and such duties as shall be reasonably prescribed from time to time by the Chief Executive Officer or the Board of Directors of Employer (the "Board"). Executive shall report directly to the Chief Executive Officer of Employer and the Chairman of the Board.

          (b)    Devotion of Time.    During the term of this Agreement, Executive shall devote his full attention, energies and best efforts to rendering services on behalf of Employer (or its parent, subsidiaries or other affiliates if directed to do so by Employer, the Chief Executive Officer or the Chairman of the Board). Executive shall not engage in any outside employment without the express written consent of the Company. Notwithstanding the above, Executive shall be permitted, to the extent such activities do not substantially interfere with his performance of his duties and responsibilities hereunder to (i) manage his personal, financial and legal affairs, (ii) serve on civic or charitable boards or committees (it being expressly understood and agreed that Executive's continuing to serve on any such board and/or committees on which he is serving, or with which he is otherwise associated, as of the Commencement Date, shall be deemed not to interfere with his performance of his duties and responsibilities under this Agreement), and, (iii) investing or trading in stocks, bonds, commodities or other forms of investment, including real property.

          (c)    Commencement Date.    Executive shall commence his employment on or before June 12, 2006 (the "Commencement Date").

        2.     TERM.

        This Agreement shall begin on the Commencement Date and end on the third anniversary of the Commencement Date (the "Original Term"). Thereafter, unless either party shall elect in writing not to renew, this Agreement shall automatically renew for successive one year terms, (each, a "Successive Term").

        3.     COMPENSATION AND RELATED MATTERS.

          (a)    Base Salary.    From and after the Commencement Date, Executive shall receive an initial annual base salary (the "Base Salary") paid by Employer of $225,000, payable in accordance with Employer's normal payroll practices, subject to upward adjustment as hereinafter specified.

          (b)    Bonus Compensation.    In addition to the Base Salary, Executive shall be eligible to participate in any bonus pool or other bonus plan that Employer may establish for senior management ("Bonus Plan").

          (c)    Expenses.    During his employment hereunder, Executive shall be entitled to receive prompt reimbursement for all reasonable business and entertainment expenses incurred by him in performing services hereunder, provided that Executive properly accounts therefor to the Chief Executive Officer. All such reimbursements shall be subject to Employer's policies and procedures.

          (d)    Other Benefits.    Beginning on the Commencement Date, Executive shall be entitled to participate in other benefit plans to which he is eligible pursuant to Employer policy, which may be amended from time to time in Employer's discretion, and the applicable plan documents (the "Standard Benefit Plans"). Notwithstanding the foregoing, if the Standard Benefit Plans are not in effect as of the Commencement Date, Executive shall continue his existing health insurance and other medical benefit plans and Employer shall reimburse him for his reasonable costs thereof until the Standard Benefit Plans become effective.

          (e)    Vacations.    Employer shall be entitled to four weeks of paid vacation per year in accordance with Employer's policies and procedures.

          (f)    Living and Travel Expenses.    Employer shall reimburse Executive for:

            (i)    ordinary and reasonable travel and living expenses incurred by Executive in commuting to and from Atlanta, GA, under limits, policies and procedures to be mutually agreed upon between Employer and Executive; and

            (ii)   if Executive should relocate to Atlanta, GA during the Original Term, Employer shall reimburse Executive for Relocation Expenses. "Relocation Expenses" means:

              (1)   realtor's commissions (up to 6%);

              (2)   temporary living expenses; and,

              (3)   all other customary, reasonable and necessary closing costs incurred by Executive in the sale of his existing residence in Raleigh, NC and the purchase of a new residence in Atlanta, GA.

            If any Relocation Expenses are determined to be included in the taxable income of Executive for federal, state or local income taxes ("Taxes"), as applicable, then Employer shall pay an additional amount to Executive in the approximate amount of the increase in Taxes incurred by Executive as a result of the inclusion of Relocation Expenses in his taxable income (a "Tax Payment"). Executive shall request a Tax Payment in writing from Employer with sufficient calculations and documentation to support the amount of the request.

          (g)    Stock Options.    Employer shall grant Executive options to acquire 500,000 shares of Employer's common stock (the "Options") in accordance with Employer's 2006 Equity Incentive Plan (the "Incentive Plan"). Unless otherwise defined herein, capitalized terms used in this sub-Section have the meanings assigned such terms in the Incentive Plan. In accordance with the Incentive Plan, Employer shall execute and deliver an Award Agreement for the Options to Executive as soon as practicable. The Award Agreement will reflect Employer's standard terms and conditions for Executive stock option grants except as follows:

            (i)    The Options shall have an exercise price equal to 100% of the Fair Market Value on the date of the Award.

            (ii)   One-third of the Options shall become fully vested on the first anniversary of the Commencement Date. Commencing on the first day of the 13th month after the

    Commencement Date, the remaining 2/3rds of the Options shall ratably vest at the rate of 1/24th per month for the remainder of the Original Term. Notwithstanding the foregoing, all of the Options shall be fully vested on the first day of the 36th month after the Commencement Date. Except as provided elsewhere in this Agreement, vesting shall occur at the times indicated only if this Agreement is then in effect.

            (iii)  If Employer should terminate this Agreement for Cause (as defined below), then all un-vested Options shall terminate with the termination of this Agreement.

            (iv)  If the Employer should terminate this Agreement without Cause (and such termination is not the result of (A) the Executive's death or Disability; (B) mutual agreement; or (C) natural expiration of the term), additional vesting will occur for all shares that would have vested in the twelve months following the date of termination.

            (v)   The term of the Option will be ten years from the date of the Award Agreement ("Option Term").

            (vi)  Options which are vested shall be irrevocable and may be exercised in whole or in part, by Executive, his heirs or estate, for the full remaining Option Term, regardless of whether this Agreement should terminate for any reason and regardless of Executive's death or disability.

            (vii) The Common Stock issued to Executive upon exercise of the Options shall not be Restricted Stock nor shall any Period of Restriction apply.

            (viii) The Award Agreement shall provide that the Options may be exercised at Executive's election (i) in cash, (ii) by delivering shares of Common Stock previously acquired by Executive, (iii) by having Employer withholding from the Option shares of Common Stock, or (iv) any combination thereof. The value of shares of Common Stock surrendered or withheld for this purpose shall be the Fair Market Value as of the last trading day immediately prior to the exercise date. To the extent permitted under Regulation T of the Federal Reserve Board, and subject to applicable securities laws and any limitations as may be applied from time to time by Employer, the Options may be exercised through a broker in a so-called "cashless exercise" whereby the broker sells the Option shares on behalf of Executive and delivers cash sales proceeds to Employer in payment of the exercise price. If the Fair Market Value cannot be determined in accordance with sub-Section 2.(s)(i) of the Incentive Plan, then at any time prior to Executive's exercise of the Options, Executive may make a written request to the Administrator for a written determination of the Fair Market Value as otherwise provided in sub-Section 2.(s) of the Incentive Plan and Employer shall cause the Administrator to provide such written determination to Executive within a reasonable time not to exceed 30 days from the date of Executive's request.

            (ix)  Employer agrees to use commercially reasonable efforts to file and maintain the effectiveness of (and the availability of any related prospectus) a registration statement(s) registering the exercise of the Options or the sale or resale of any Common Stock acquired upon exercise of the Options.

            (x)   If a Change in Control (as defined below) should occur during the Original Term, then all un-vested Options shall become fully vested as of the date of said Change in Control.

        4.     TERMINATION.

        Executive's employment hereunder may be terminated by Employer or Executive under the following circumstances:

          (a)    Mutual Agreement.    Termination by mutual written agreement between Executive and Employer.

          (b)    Death.    Employment shall terminate upon the death of Executive.

          (c)    Disability.    Termination will result if Executive is unable to perform his duties on a full-time basis because of Executive's inability to perform his duties under this Agreement, with or without reasonable accommodation, for a period of more than 120 days ("Disability"). For all purposes of this Agreement, termination for Disability shall occur automatically upon the date that is 120 days after the Board has (with Executive abstaining if then a member of the Board) formally determined that Executive meets the definition of Disabled hereunder.

          (d)    Cause.    Termination of Executive's employment for Cause. "Cause" means the occurrence or existence of any of the following with respect to the Employee, as determined in good faith by the Board:

            (i)    any act of material dishonesty or material misappropriation, embezzlement, fraud or similar conduct involving Employer or any affiliate;

            (ii)   the conviction or a plea of nolo contendere, guilty or the equivalent with respect to a felony charge or crime involving moral turpitude or dishonesty;

            (iii)  any intentional damage by Executive of a material nature to any property of Employer or any affiliate;

            (iv)  conduct by Executive which constitutes gross negligence in serving in his capacity as an employee of Employer or any affiliate which includes, but is not limited to, the disclosing of trade secrets or confidential information of Employer or any affiliate to persons not entitled to receive such information;

            (v)   any breach of any non-competition or non-solicitation agreement between Executive and Employer or any affiliate;

            (vi)  any material breach by Executive of any material obligation under this Agreement, or fiduciary duties to Employer or any affiliate which is not cured by Executive within 30 days of receipt of written notice specifying such breach; or

            (vii) the engaging by Executive in employment practices which violate federal, state or local law.

          (e)    Termination Without Cause.    Notwithstanding any provisions of this Agreement to the contrary, Employer may terminate Executive's employment for any reason other than those specified in the foregoing paragraphs (a), (b), (c), (d) or (h) (or for no reason) at any time effective upon delivery of 30 days written notice by the Chief Executive Officer of Employer.

          (f)    Termination by Executive with Notice.    Executive may terminate this Agreement at any time effective upon 30 days written notice to the Board.

          (g)    Termination by Executive with Good Reason.    Executive may terminate this Agreement upon 30 days written notice to the Board for Good Reason. "Good Reason" means a voluntary termination by Executive for any of the following reasons:

            (i)    failure of Employer to pay the employee any base salary or bonus that has become due and payable within 30 days after Executive has given Employer written notice of demand therefore,

            (ii)   following a Change of Control, any materially adverse change in the employee's duties or responsibilities which change is not corrected within 30 days after written notice of such failure has been given by Executive, provided, however, that Executive provides notice of any such adverse change and Executive's intention to voluntarily terminate this Agreement as a result thereof within 30 days of Executive becoming aware of such change. "Change of Control" means any of the following: (a) a merger or consolidation of Employer into or with any other person or persons, or a transfer of equity interests in a single transaction or a series of transactions, in which in any case the equity holders of Employer immediately prior to such merger, consolidation, sale, exchange, conveyance or other disposition or first of such series of transactions possess less than a majority of the voting power of Employer's or any successor entity's issued and outstanding equity securities immediately after such transaction or series of such transactions; or (b) a single transaction or series of transactions, pursuant to which a person or persons acquire all or substantially all of Employer's assets determined on a consolidated basis. The transactions set forth in the Merger Agreement shall not constitute a Change in Control for purposes of the Options or this Agreement. "Merger Agreement" means that certain Agreement and Plan of Merger, by and among Intac International, Inc., a Nevada corporation, HSW, Employer and HSW International Merger Corporation, a Nevada corporation and a wholly owned subsidiary of Employer, dated as of April 20, 2006; or,

            (iii)  Executive is required to permanently relocate his residence from the then current principal place of employment within one year anniversary of the Change of Control.

          (h)    Expiration at End of Term.    The Employer may permit this Agreement to expire, by its terms, upon the giving of written notice thereof to Executive at least 90 days prior to the expiration of the Original Term or any Successive Term.

        5.     COMPENSATION AND PAYMENTS UPON TERMINATION.

        The Executive shall be entitled to the following compensation from Employer (in lieu of all other sums payable to the Executive hereunder) upon the termination of Executive's employment.

          (a)    Mutual Agreement.    If Executive's employment is terminated as a result of mutual agreement, Employer shall pay Executive's Base Salary, plus a lump sum payment for the value of all accrued, earned and unused benefits under the Standard Benefit Plans, in each case, through the date of termination plus the amount actually earned under any Bonus Plan (i.e., prorated for any year less than a full calendar year) as of the date of Executive's termination, and Executive will be entitled to receive any vested pension and retirement benefits (for all purposes of this Agreement, all such accrued, earned and unpaid items through the applicable date of termination are referred to as the "Earned Amounts").

          (b)    Death.    If Executive's employment is terminated as a result of death, Employer will pay to Executive's estate the Earned Amounts and Employer shall have no further obligations to Executive or his heirs or estate.

          (c)    Disability.    If Executive's employment is terminated as a result of Disability, Executive will be provided long term disability benefits to which he may be eligible (if any) in accordance with Employer's then existing Standard Benefit Plans and Employer shall pay to Executive the Earned Amounts and Employer shall have no further obligations to Executive.

          (d)    Cause.    If Executive's employment is terminated for Cause, Employer shall pay Executive the Earned Amounts and Employer shall have no further obligations to Executive.

          (e)    Termination Without Cause.    If Employer shall elect to terminate Executive's employment for a reason other those described in (a), (b), (c), (d) or (h) of Section 4 of this Agreement (or for no reason), then Employer shall pay Executive the following and Employer shall have no further obligations to Executive:

            (i)    The Earned Amounts; plus

            (ii)   Base Salary in effect as of the date of termination for a period of one year from the date of termination payable as if Executive remained an active employee of Employer; plus

            (iii)  Executive shall be permitted to participate in any applicable Bonus Plan for a period of one year after the date of termination; and

            (iv)  Executive shall be entitled to continue to receive benefits under the Standard Benefit Plans at Employer's expense for a period of one year after the date of termination.

          (f)    Termination by Executive.    In the event Executive voluntarily elects to terminate this Agreement for Good Reason in accordance with the provisions of Section 4(g), then Employer will pay Executive the following and Employer shall have no further obligations to Executive:

            (i)    The Earned Amounts; plus

            (ii)   Base Salary in effect as of the date of termination for a period of one (1) year from the date of termination payable as if Executive remained an active employee of Employer; plus

            (iii)  Executive shall be permitted to participate in any applicable Bonus Plan for a period of one year after the date of termination; and

            (iv)  Executive shall be entitled to continue to receive benefits under the Standard Benefit Plans at Employer's expense for a period of one year after the date of termination.

          (g)    Expiration at End of Term.    In the event Employer elects to permit this Agreement to expire by its own terms, pursuant to the provisions of Section 4.(h), Employer will pay Executive the Earned Amounts through the end of the applicable term and Employer shall have no further obligations to Executive.

        6.     NON-DISCLOSURE.

          (a)    Proprietary Information.    By virtue of his employment with Employer, Executive will have access to confidential, proprietary, and highly sensitive information relating to the business of Employer and which is a competitive asset of Employer ("Proprietary Information"). Such Proprietary Information includes all information which relates to the business of Employer, which is or has been disclosed to Executive orally or in writing by Employer or obtained by virtue of work performed for Employer, is or was developed by Employer, and is not generally available to or known by individuals or entities within the industry in which Employer is or may become engaged or readily accessible by independent investigation. The Proprietary Information sought to be protected includes, without limitation, information pertaining to: (i) the identities of customers and clients with which or whom Employer does or seeks to do business, as well as the point of contact persons and decision-makers at these customers and clients, including their names, addresses, e-mail addresses and positions; (ii) the past or present purchasing history and the past and/or current job requirements of each past and/or existing customer and client; (iii) the volume of business and the nature of the business relationship between Employer and its customers and clients; (iv) the pricing of Employer's products or services, including any deviations from its standard pricing for particular customers and clients; (v) Employer's business plans and strategy; (vi) information regarding Employer's employees, including their identities, skills, talents, knowledge, experience, and compensation; (vii) Employer's financial results and business condition; and (viii) computer programs and software developed by Employer and tailored to Employer's needs by its employees, independent contractors, Executives or vendors; (ix) information relating to Employer's vendors or other key suppliers; (x) any past or present merchandise or supply sources in the future; (xi) system designs, procedure manuals, automated data programs, reports, personnel procedures, and supply and service resources. Proprietary Information may be contained on Employer's computer network, in computerized documents or files, or in any written or printed documents, including any written reports summarizing such information.

          (b)    Non-Disclosure of Proprietary Information.    Executive acknowledges that Employer's Proprietary Information will be disclosed to Executive throughout his employment at Employer in order to enable Executive to perform his duties for Employer. Finally, Executive acknowledges that the unauthorized disclosure of Proprietary Information could place Employer at a competitive disadvantage. Consequently, Executive agrees not to use, publish, disclose or divulge, directly or indirectly, at any time, any Proprietary Information for his own benefit and for the benefit of any person, entity, or corporation other than Employer, to any person who is not a current employee of Employer, without the express, written consent of Employer and except in the performance of the duties assigned to him by Employer. Executive further agrees not to make un-authorized copies of any Proprietary Information.

          (c)    Survival of Executive's Obligations.    Executive understands and agrees that his obligations under this Section shall survive the termination of this Agreement and/or his employment with Employer. Executive further understands and agrees that his obligations under this Section are in addition to, and not in limitation or preemption of, all other obligations of confidentiality which he may have to Employer under general legal or equitable principles, or other policies implemented by Employer.

        7.     RETURN OF EMPLOYER PROPERTY.

        Executive acknowledges that all memoranda, notes, correspondence, databases, computer discs, computer files, computer equipment and/or accessories, pagers, telephones, passwords or pass codes, records, reports, manuals, books, papers, letters, CD-ROM diskettes, keys, Internet database access codes, client profile data, job orders, client and customer lists, contracts, software programs (including source code), information and records, drafts of instructions, guides and manuals, and other documentation (whether in draft or final form), and other sales, financial or technological information relating to Employer's business, and any and all other documents containing Proprietary Information furnished to Executive by any representative of Employer or otherwise acquired or developed by him in connection with his association with Employer (collectively, "Recipient Materials") shall at all times be the property of Employer. Within twenty-four (24) hours of the termination of his employment for any reason, Executive will return to Employer any Recipient Materials which are in his possession, custody or control.

        8.     NON-COMPETE AND NON-SOLICITATION OF CUSTOMERS/CLIENTS.

          (a)    Access to Proprietary Information.    Executive acknowledges that the special relationship of trust and confidence between him, Employer, and its clients and customers creates a high risk and opportunity for Executive to misappropriate the relationship and goodwill existing between Employer and its clients and customers. Executive further acknowledges and agrees that it is fair and reasonable for Employer to take steps to protect itself from the risk of such misappropriation. Executive further acknowledges that, at the outset of his employment with Employer and/or throughout his employment with Employer, Executive has been or will be provided with access to and informed of Employer's Proprietary Information, which will enable him to benefit from Employer's goodwill and know-how.

          (b)    Inevitable Disclosure.    Executive acknowledges that it would be inevitable in the performance of his duties as a director, officer, employee, investor, agent or Executive of any person, association, entity, or company which competes with Employer, or which intends to or may compete with Employer, to disclose and/or use Employer's Proprietary Information, as well as to misappropriate Employer's goodwill and know-how, to or for the benefit of such other person, association, entity, or company. Executive also acknowledges that, in exchange for the execution of the non-solicitation restriction set forth in Section 8(c), he has received substantial, valuable consideration. Executive further acknowledges and agrees that this consideration constitutes fair and adequate consideration for the execution of the non-solicitation restriction set forth in this Section 8.

          (c)    Covenant Not to Compete.    Executive agrees that, during his employment with Employer and for one year after this Agreement is terminated by either party and for whatever reason, Executive shall not, without the prior written consent of Employer, directly or indirectly, on his own behalf or in the service of or on behalf of others, within the Territory, participate, in the capacity of owner, manager, executive, partner, sole proprietor, or consultant, or in any other capacity in which Executive's duties would be substantially similar to the duties performed by Executive for the Employer, in any business which is competitive with the business of Employer. Executive and Employer acknowledge that the business of Employer is very broad in scope and it is their mutual intent that the term "Territory" shall mean any state or province or similar geographical designation in which Employer conducted business in the 12 months immediately preceding the termination date.

          (d)    Non-Solicitation of Customers.    Ancillary to the enforceable promises set forth in this Agreement as well as to protect the vital interests described in this Agreement, Executive agrees that, while he is employed by Employer and for a period of 12 months following the termination of his employment with Employer, regardless of the reason for such termination, Executive will not, without the prior written consent of Employer, directly or indirectly, alone or for his own account, or as owner, partner, investor, member, trustee, officer, director, shareholder, employee, Executive, distributor, advisor, representative or agent of any partnership, joint venture, corporation, trust, or other business organization or entity, (i) contact, solicit sales of, or sell, deliver or place any product, service or system of the kind and character sold, provided, distributed or placed by Employer to any person, association, corporation or other business organization or entity that Executive contacted, solicited, called upon, or served, or that he directed others to solicit, call upon, or serve, on behalf of Employer, during his employment at Employer; or (ii) contact, solicit, or seek to divert the business or patronage of any person, association, corporation, or other business organization or entity with whom or which Executive had business relations on behalf of Employer or with whom or which he met or communicated, or with whom or which he directed others to meet or communicate, for the purpose of offering to sell or place or soliciting for sale or placement any product, service, or system of the kind and character sold, provided or distributed by him, on behalf of Employer, during his employment at Employer.

          (e)    Reasonable Restrictions.    Executive agrees that the restriction set forth above is ancillary to an otherwise enforceable agreement, is supported by independent valuable consideration, and that the limitations as to time, geographical area, and scope of activity to be restrained by this Section 8 are reasonable and acceptable, and do not impose any greater restraint than is reasonably necessary to protect the goodwill and other business interests of Employer. Executive agrees that if, at some later date, a court of competent jurisdiction determines that the non-competition and/or the non-solicitation agreement set forth in this Section 8 do not meet the criteria set forth in applicable law, this Section 8 may be reformed by the court and enforced to the maximum extent permitted under applicable law.

          (f)    Breach.    If Executive is found to have violated any of the provisions of this Section 8, Executive agrees that the restrictive period of each covenant so violated shall be extended by a period of time equal to the period of such violation by him. Executive understands that his obligations under this Section 8 shall survive the termination of his employment with Employer and shall not be assignable by him.

        9.     NON-SOLICITATION OF EMPLOYEES AND EXECUTIVES.

        Executive acknowledges that, as part of his employment or association with Employer, he will become familiar with the salary, pay scale, capabilities, experiences, skill and desires of Employer's employees. In order to protect the confidentiality of such information, Executive agrees that, for a period of 12 months following the termination of his employment with Employer, whether such termination occurs at the insistence of Executive or Employer, Executive shall not recruit, hire, solicit, or attempt to recruit, hire or solicit, directly or by assisting others, any other employees or executives employed by or associated with Employer, nor shall he contact or communicate with any other employees or executives of Employer for the purpose of inducing other employees or executives to terminate their employment or association with Employer. For purposes of this covenant, "other employees or executives" shall refer to permanent employees, temporary employees, or executives who were employed by, doing business with, or associated with Employer within six months of the time of the attempted recruiting, hiring or solicitation. Executive's obligations under this Section 9 shall survive the termination of this Agreement and Executive's employment with Employer.

        10.   REMEDIES.

        In the event that Executive violates any of the provisions set forth in Sections 6, 7, 8, or 9 of this Agreement, he acknowledges that Employer will suffer immediate and irreparable harm which cannot be accurately calculated in monetary damages. Consequently, Executive acknowledges and agrees that Employer shall be entitled to immediate injunctive relief, either by temporary or permanent injunction, to prevent such a violation. Executive further acknowledges and agrees that this injunctive relief shall be in addition to any other legal or equitable relief, including monetary damages, to which Employer would be entitled.

        11.   NOTIFICATION OF PROSPECTIVE EMPLOYMENT.

        Prior to accepting employment or an association with any third party which is engaged in a business competitive to the business conducted by Employer or which, because of the nature of Executive's proposed or potential position with the third party, may require Executive to use or disclose Employer's Proprietary Information, Executive agrees to notify such third party that he is bound by the terms of this Agreement. Executive also agrees that Employer may, at any time while any of the non-disclosure or non-solicitation covenants contained in this Agreement are in force, provide notice of the existence of this Agreement to any third party with whom or which Executive proposes to negotiate or is negotiating concerning employment or an association or to accept employment, or with whom or which Executive has accepted employment or an association, without any liability to Executive for any such notice.

        12.   INVENTIONS, IDEAS/PATENTABLE INVENTIONS.

        Executive agrees to disclose, fully and promptly, and only to Employer, all ideas, methods, plans, improvements or patentable inventions of any kind which are made or discovered, in whole or in part, by Executive during the performance of his job duties; that result from any aid, support, or assistance by Employer; or that are created during Executive's work time with Employer. In connection with any invention, discovery, concept or idea subject to the foregoing Paragraphs, Executive will promptly execute a specific assignment of any title, shop-right or license to Employer, and, if requested to do so, will cooperate fully with Employer to secure a patent, shop-right, or license therefor in the United States and/or foreign countries. However, nothing in this Agreement shall require any assignment otherwise prohibited by law. Executive further agrees that any and all work product created or performed by Executive while Executive is working with or on behalf of Employer, is a "work for hire" under the terms of the United States Copyright Act, and shall be and remain the exclusive property of Employer. Executive hereby assigns any and all rights, title, and ownership interests that he may now have or hereafter acquire in or to such work product to Employer.

        13.   SUCCESSORS; BINDING AGREEMENT.

        This Agreement shall be binding upon, and insure to the benefit of, Employer, Executive, and their respective successors, assigns, personal and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable. Without limiting the generality of the foregoing, Employer may assign this Agreement (or the same may remain with Employer as a subsidiary of a larger institution), without the consent of Executive, with such assignee being required to perform the obligations of Employer hereunder, to any successor of Employer.

        14.   COMPLETE AGREEMENT.

        This Agreement sets forth the entire agreement among Employer and Executive concerning the subject matter hereof, and supersedes all prior written or oral understandings of the parties.

        15.   NOTICE.

        For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when (i) delivered personally; (ii) sent by telecopy or similar electronic device and confirmed; (iii) delivered by overnight express; or (iv) sent by registered or certified mail, postage prepaid, addressed as follows:

  If to Executive:

        Robert C. Bicksler
        7513 Spyglass Way
        Raleigh, North Carolina 27615

  With a copy to:

        James M. Yates, Jr.
        Wyrick Robbins Yates & Ponton LLP
        The Summit
        4101 Lake Boone Trail
        Suite 300 Raleigh, NC 27607.7506

  If to Employer:

        HSW International, Inc.
        3350 Peachtree Road
        One Capital City Plaza, Suite 1500
        Atlanta, GA 30326
        Attention: Board of Directors

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

        16.   MISCELLANEOUS.

        No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing signed by Executive and Employer. No waiver by either party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

        17.   GOVERNING LAW.

        This Agreement is being made and is intended to be performed in the State of Georgia, and shall be governed, construed, interpreted, and enforced in accordance with the substantive laws of the State of Georgia.

        18.   ATTORNEY FEES.

        All legal fees and costs incurred in connection with the resolution of any dispute or controversy under or in connection with this Agreement shall be borne by the non-prevailing party.

        19.   COUNTERPARTS.

        This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same agreement.

        20.   VOLUNTARY AGREEMENT.

        The parties acknowledge that each has had an opportunity to consult with an attorney or other counselor concerning the meaning, import, and legal significance of this Agreement, and each has read this Agreement, as signified by their respective signatures hereto, and each is voluntarily executing the same after, if sought, advice of counsel for the purposes and consideration herein expressed. Both parties acknowledge and agree that the law firm of Adorno & Yoss LLP and its attorneys have only represented Employer in the negotiation and preparation of this Agreement and that no party shall be permitted to argue or claim otherwise.

[Signature Page Follows]

        IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date and year first above written. In order to be effective, this Agreement must be executed and delivered by both Executive and Employer on or before 5:00 p.m., May 11, 2006.

HSW International, Inc.
By:	/s/ JEFFREY ARNOLD
Title:	Chief Executive Officer
Date:	May 10, 2006

/s/ ROBERT C. BICKSLER Robert C. Bicksler
Date:	May 11, 2006